Sunrun Announces Appointment of Manjula Talreja to its Board of Directors

SAN FRANCISCO, January 4, 2022 (GLOBE NEWSWIRE) -- Sunrun (Nasdaq: RUN), the nation’s leading home solar, battery storage, and energy services provider, today announced the appointment of Manjula Talreja, Chief Customer Officer of PagerDuty, Inc., as a member of the company’s board of directors. Ms. Talreja brings over 25 years of experience successfully creating world-class customer experiences across multiple industries.

"We are thrilled to add Manjula's extensive business experience and operational knowledge to our board of directors," said Mary Powell, Sunrun CEO. "We believe Manjula's strong track record of building customer-obsessed cultures and creating extraordinary experiences will be a tremendous benefit to our company as we extend our service offering further into the home and become the energy partner our customers love and trust."

Ms. Talreja is a results-driven senior executive with extensive experience transforming, building, and scaling publicly traded companies across multiple industries. As an inclusive leader and intrapreneur, she has a history of driving digital transformation to generate customer loyalty and business growth. As Chief Customer Officer of PagerDuty, Inc., a cloud-based platform that empowers companies to deliver superior customer experiences by providing intelligent incident response and operational automation, Ms. Talreja leads the company’s post-sales business. Her team advises Fortune 500 clients on their digital operations platforms, enabling the acceleration of digital transformation, DevOps and cloud migration.

"I am delighted to join Mary and the Sunrun Board at such an important time in our nation's energy history when more Americans are demanding cleaner, reliable energy solutions," said Manjula Talreja. "I look forward to sharing my customer-focused expertise with the entire Sunrun team and contributing to the mission of creating a planet run by the sun."

From March 2016 to June 2020, Ms. Talreja served as Senior Vice President of the Customer Success Group at Salesforce.com, Inc. Prior to joining Salesforce, Ms. Talreja had a 22-year tenure from 1993 to 2015 at Cisco Systems, Inc. During her tenure at Cisco, she served in several senior leadership roles, including Vice President, Sales-Cisco Partnerships, and Vice President of Cisco Consulting Services.

Ms. Talreja has been recognized as an industry leader and a sought-after speaker on Customer Experience and Diversity, Equity, and Inclusion. In 2020 she was named one of the “Top 50 Women in Technology” by the National Diversity Council. She holds a Bachelor of Science in Information Technology from Santa Clara University, and a Bachelor of Science in Economics from Delhi University, India.

About Sunrun
Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

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